EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statement (Form S-8, dated March 19, 2004) pertaining to the Quovadx, Inc. Amended and Restated 1997 Stock Plan, the Quovadx, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, and the Quovadx, Inc. Amended and Restated 1999 Director Option Plan, of our report dated February 10, 2004 (except for Note 9 as to which the date is March 11, 2004), with respect to the consolidated financial statements and schedule of Quovadx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Denver, Colorado
March 19, 2004